Exhibit 10.1

EXECUTION COPY

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (the “Agreement”), dated as of December 14, 2017 (the “Execution Date”) and effective as of the Effective Date (as defined in this Agreement), is made by and between Neurotrope, Inc., a Nevada corporation and its operating subsidiary, Neurotrope BioScience, Inc., a Delaware corporation (collectively, the “Company”), and Susanne Wilke (“Executive”).

WHEREAS, the Company and the Executive desire to provide for an amicable and mutually agreed transition of executive management in accordance with the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows.

1.          Separation of Employment. Executive’s employment with the Company will cease as of December 14, 2017 (the “Separation Date”). As of the Separation Date, Executive further resigns from each and every other office, position or responsibility in which Executive served for the Company and each of its respective affiliates, subsidiaries or divisions, including, without limitation, Executive’s position as a member of the Board of Directors of the Company (the “Board”). Executive acknowledges that from and after the Separation Date, Executive shall have no authority to, and shall not represent herself as an employee of the Company.

2.           Payment of Severance. In exchange for the promises set forth in this Agreement and provided that Executive executes and does not rescind Executive’s assent to this Agreement (including the Release of Claims herein) and provided that this Agreement becomes irrevocable and enforceable within sixty (60) days following the Separation Date, the Company agrees to pay Executive severance in accordance with the following schedule (the “Severance”): (a) $75,000, payable on the first payroll date following the Effective Date; and (b) $225,000, payable over the eleven (11) month period following the Separation Date, in accordance with the Company’s standard payroll procedures, commencing on the first payroll date following the Effective Date.

3.           Stock Options.

(a)          All of the outstanding Company stock options awarded to Executive are set forth in Exhibit A to this Agreement (the “Options”). Each of the Options shall continue to be governed by the terms and conditions of the applicable equity compensation plan and applicable award agreements (the “Equity Documents”); provided, however, that notwithstanding anything in the Equity Documents to the contrary, all of the Options shall be immediately vested as of the Effective Date.

(b)          Subject to approval by the Board and subject to Executive executing and not revoking this Agreement, on December 14, 2017, the Company shall grant to Executive an option (the “Additional Grant”) pursuant to the Neurotrope, Inc. 2017 Equity Incentive Plan (the “Equity Plan”) for the purchase of 10,000 shares of common stock of the Company, at an exercise price per share equal to the Fair Market Value of a share on the date of grant, as determined under the Equity Plan. The Additional Grant shall be fully vested as of the date of grant and shall remain exercisable until the earlier of the tenth anniversary of the grant date and such earlier date as set forth in Section 14 of the Equity Plan. The Additional Grant shall be subject to and be governed by the terms of the Equity Plan and an option award agreement to be provided by the Company.

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4.           Confidentiality.

(a)         Acknowledgements. The Executive acknowledges that:

(i)          the Company is engaged in the field of researching, developing, manufacturing, distributing, marketing and selling pharmaceutical compounds intended to treat neurodegenerative diseases and developmental disorders, any other businesses as conducted during Executive’s employment and as of the Termination Date or any additional business which, as of the Termination Date, the Company actively plans to enter (the “Business”);

(ii)         the Business in which the Company is engaged is intensely competitive and that Executive’s employment by the Company required that Executive have access to and knowledge of confidential information of the Company, including, but not limited to, certain/all of the Company’s formulas, patterns, compilations, compounds, clinical trials, methods, techniques, processes, business plans, customer lists, customer data, marketing plans, supplier and vendor lists and cost information, software and computer programs, data processing systems and information contained therein, price lists and pricing strategies, financial data, product development plans, rules and regulations, personnel information, and any other trade secrets or confidential or proprietary information, all of which are of vital importance to the success of the Company’s business (collectively, “Confidential Information”);

(iii)        the direct or indirect disclosure of any Confidential Information would place the Company at a serious competitive disadvantage and would do serious damage, financial and otherwise, to the Company’s business;

(iv)        by Executive’s training, experience and expertise, the Executive’s services to the Company were special and unique; and

(v)         if the Executive commences work for a competitive business, in any capacity, it would cause the Company irreparable harm.

(b)          Covenant Against Disclosure. All Confidential Information relating to the Business of the Company is, shall be and shall remain the sole property and confidential business information of the Company, free of any rights of the Executive. The Executive shall not make any use of the Confidential Information and shall not disclose any Confidential Information to third parties, without the prior written consent of the Company.

(c)          Return of Company Documents. On the Separation Date, the Executive will return all Confidential Information in Executive’s possession, directly or indirectly, that is in written or other tangible form (together with all duplicates thereof) and Executive will not retain or furnish any such Confidential Information to any third party, either by sample, facsimile, film, audio or video cassette, electronic data, verbal communication or any other means of communication.

5.           Public Relations; No Disparagement.

(a)          The Company and the Executive have mutually agreed on the wording of a public and internal statement addressing the Executive’s separation from the Company in the form attached hereto as Exhibit B. Neither the Company nor the Executive is authorized to make, nor will make any other internal or external oral or written statement concerning the Executive’s separation from the Company or the circumstances leading up to the separation from the Company.

(b)          The Executive will not make public statements or communications that would libel, slander, disparage, denigrate, ridicule or criticize the Company or any of its businesses, services, products, affiliates or current, former or future directors and named executive officers (in their capacity as such).

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(c)          Company will not make any public statement or communications that would libel, slander, disparage, denigrate, ridicule or criticize the Executive. For purposes of this Section, Employee acknowledges (i) that “Company” refers to the Company’s directors, the named executive officers and members of the Human Resources Department, and (ii) that Company cannot control or direct the speech of its non-managerial employees or third parties.

(d)          Notwithstanding anything in this Section to the contrary, this paragraph shall have no application to any statement, evidence or testimony either party is compelled to provide by any court or government agency.

6.           Release of Claims.

(a)          In consideration for the Severance, Executive, individually and on behalf of Executive’s heirs, executors, administrators, attorneys or representatives, successors and assigns, hereby voluntarily, knowingly and willingly releases and forever discharges the Company and each of its parents, subsidiaries and affiliates, together with each of the foregoing entities’ respective owners, principals, partners, officers, directors, employees, agents, members, managers, attorneys, employee benefits plans and such plans’ administrators, fiduciaries, trustees, record keepers and service providers, and each of their respective predecessors, successors, and assigns (hereinafter collectively referred to as the “Company Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, grievances, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which Executive or Executive’s executors, administrators, successors or assigns ever had, now have or may hereafter claim to have by reason of any matter, cause or thing whatsoever, arising from the beginning of time up to the Execution Date including, but not limited to (1) any such Claims relating in any way to Executive’s employment relationship with the Company or any other Company Releasee, or the termination thereof, (2) any Claims arising under any agreement between the Company and Executive, and (3) any such Claims arising under any federal, local or state statute or regulation, including, without limitation: the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act of 1990; the Lilly Ledbetter Fair Pay Act; the Genetic Information Non-Discrimination Act; the Employee Retirement Income Security Act of 1974; the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993, as amended in 2009; the Civil Rights Act of 1866; the Civil Rights Act of 1872; and the Fair Labor Standards Act; and any state or local laws governing the same subject matter, and any other federal, state, or local law prohibiting discrimination and/or harassment on the basis of race, color, age, religion, sexual orientation, religious creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, denial of family and medical care leave, medical condition (including cancer and genetic characteristics), marital status, military status, gender identity, harassment or any other basis prohibited by law; provided, however, that notwithstanding the foregoing, nothing contained in this Section shall in any way diminish or impair: (A) any rights Executive may have to vested benefits under employee benefit plans; (B) Executive’s ability to commence proceedings to enforce this Agreement; (C) any Claims Executive may have that cannot be waived under applicable law, such as unemployment benefits, workers’ compensation and disability benefits; and (D) any rights to indemnification as an officer, director, or employee of the Company as provided under the Company’s organizational documents or any insurance policies providing for such indemnification (collectively, the “Excluded Claims”).

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(b)          Executive represents and warrants that, except with respect to the Excluded Claims, Company and other Company Releasees have fully satisfied any and all obligations whatsoever owed to Executive arising out of Executive’s employment with Company or any other Company Releasee, and that no further payments or benefits are owed to Executive by the Company or any other Company Releasee. Executive has reported all hours worked to the Company and has been paid and has received all compensation, including all wages, overtime, bonuses, incentive compensation, commissions, equity grants, benefits, sick pay, vacation pay, or other compensation or payments or form of remuneration of any kind or nature, as well as reimbursement for all reasonable and necessary business, travel and entertainment expenses incurred on behalf of the Company.

(c)          Executive further understands and agrees that, except for the Excluded Claims, Executive has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on Executive’s behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for back pay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.

(d)          As a condition of the Company entering into this Agreement, Executive further represents that Executive has not filed against the Company or any of the other Company Releasees, any complaints, claims or lawsuits with any court, administrative agency or arbitral tribunal prior to the date hereof, and that Executive has not transferred to any other person any such complaints, claims or lawsuits.

(e)          In consideration of Executive’s release of claims in Section 6(a) and Executive’s other promises set forth in this Agreement, the Company voluntarily, knowingly and willingly releases and forever discharges Executive from any and all claims and rights of any nature whatsoever which the Company now has or in the future may have against Executive, provided, however, the foregoing release shall not waive any claims the Company may have against Executive arising from or related to Executive’s wrongful, illegal or bad faith acts or omissions related to or arising out of Executive’s employment with the Company for which she would not be entitled to indemnification under the Company’s bylaws or for any breach of this Agreement.

7.           Cooperation. Except as described in the preceding Section, Executive agrees to reasonably cooperate with the Company in connection with any action, suit, or proceeding, whether or not by or in the right of the Company and whether civil, criminal, administrative, investigative or otherwise. The Company’s request for “reasonable cooperation” shall take into consideration Executive’s personal and business commitments and the amount of notice provided to Executive by the Company. The Company will reimburse the Executive for reasonable out-of-pocket expenses that the Executive incurs in providing any requested cooperation, so long as the Executive provides advance written notice to the Company of the Executive’s request for reimbursement and provides satisfactory documentation of the expenses.

8.          Whistleblower. Nothing in Sections 4, 5, 6, or 7 shall prohibit the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity including but not limited to the Department of Justice, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive is not required to notify the Company that the Executive has made such reports or disclosures. Executive understands that by signing this Agreement, Executive waives the right to any monetary recovery in connection with a local, state or federal governmental agency proceeding and Executive waives the right to file a claim seeking monetary damages in any court, administrative agency or arbitral tribunal. Notwithstanding the foregoing, nothing in this Agreement prohibits Executive from seeking or obtaining a whistleblower award from the Securities and Exchange Commission (and not the Company Releasees) pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

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9.           Defend Trade Secrets Act Under the Defend Trade Secrets Act of 2016, the Company hereby provides notice and Executive hereby acknowledges that Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) is solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

10.       Company Authorization. The Company represents and warrants to Executive that this Agreement has been duly authorized by all necessary corporate action of its Board of Directors, has been duly executed and delivered by an authorized signatory of the Company, and is the legally valid, binding and enforceable obligation of the Company in accordance with its terms. The Executive represents and warrants to the Company that this Agreement has been duly executed and delivered by her and is the legally valid, binding and enforceable obligation of the Executive in accordance with its terms.

11.       Entire Agreement and Amendment. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement. This Agreement may be amended only by a written document signed by both parties to this Agreement.

12.       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Agreement to the substantive law of another jurisdiction, and any action brought hereunder shall be brought in a court of competent jurisdiction in the State of New York. The Company and the Executive do hereby submit to personal jurisdiction of the federal and state courts located in the State of New York for purposes of any action brought hereunder.

13.       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.       Severability. If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a count to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set for the herein by the parties themselves in the modified form.

15.         Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

16.       Warranties. By signing this Agreement, Executive acknowledges the following:

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A.	Executive has carefully read and understands this Agreement.

B.	The Company advised Executive to consult with an attorney, Executive did consult with an attorney, and reviewed this Agreement in its final form;

C.	Executive has been given twenty-one (21) days to consider Executive’s rights and obligations under this Agreement and to consult with an attorney about both;

D.	Executive understands that this Agreement is legally binding and by signing it Executive gives up certain rights;

E.	Executive has voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it;

F.	Executive has seven (7) days after Executive signs this Agreement to revoke it by notifying the Company in writing. This Agreement will not become effective or enforceable until this seven (7) day revocation period has expired (such date, the “Effective Date”); and

G.	This Agreement includes a waiver of all rights and claims Executive may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.).

[Signature Page Follows]

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IN WITNESS WHEREOF the parties have executed this Agreement on the date first set forth above.

NEUROTROPE, INC.

By:	/s/ Robert Weinstein

Printed Name: Robert Weinstein

Title: Chief Financial Officer

NEUROTROPE BIOSCIENCE, INC.

By:	/s/ Robert Weinstein

Printed Name: Robert Weinstein

Title: Chief Financial Officer

EXECUTIVE:

/s/ Susanne Wilke
Susanne Wilke

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